Exhibit 10.61

January 25, 2005

Stephen Ambler
1995 Vincent Dr.
San Martin, CA 95046

RE: Employment with Immersion Corporation

Dear Stephen:

     Immersion Corporation (the “Company” or “Immersion”) is pleased to present this offer for the position of “CFO, VP Finance”, on the terms set forth in this agreement, effective upon your acceptance by execution of a counterpart copy of this letter where indicated below.

     Reporting Duties and Responsibilities. In this position, you will report to Victor Viegas, President and CEO.

     Background Investigation — This offer is contingent upon a satisfactory background investigation. This agreement may be revoked in the event the results of the investigation do not meet Immersion’s requirements.

     Salary and Benefits. Your initial base salary will be $200,000 annually, payable in accordance with the Company’s customary payroll practice, which is bi-weekly. This offer is for a full time, salaried, exempt position, located at the San Jose office of the Company, except as travel to other locations that may be necessary to fulfill your responsibilities. Your performance will be reviewed in January 2006 during our company’s focal review process, and annually thereafter. You will also receive the Company’s standard employee benefits package. A copy of our current benefits package is enclosed but may be subject to change at any time.

     Stock Options. Effective upon board approval, the Company will grant you an option to purchase 175,000 shares of the Company’s Common Stock pursuant to the Company’s stock option plan and standard stock option agreement. All options will have an exercise price that will be equal to the fair market value of the Company’s Common Stock at the date of grant. The options will become exercisable over a four-year exercise schedule with 25% of the shares vesting at the end of your first twelve months of service, and with an additional 2.083% vesting per month thereafter, at the close of each month during which you remain employed with the Company.

     Confidential Information. As an employee of the Company, you will have access to certain Company confidential information and you may during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interest of the Company, you will need to sign the Company’s standard “Employee Inventions and Confidentiality Agreement” as a condition of your employment. A copy of the agreement is attached for your review. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers.

     At-Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason at any time. Any statements or representations to the contrary (and indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

Notwithstanding the above, Immersion agrees that:

If your employment is terminated without Cause within the first 24 months from your official start date, and you execute a general release of all known and unknown claims against the Company in a form reasonably acceptable to the Company, then:

a.	you will continue to receive payment of your then-current base salary at your base salary rate effective as of the date of such termination, less applicable withholding, for three (3) months following your termination, and

b.	you will be entitled to elect to purchase group health insurance coverage in accordance with federal law (COBRA). If you timely elect COBRA coverage, then the Company shall pay the premiums for your COBRA coverage for the following three (3) month period. Thereafter, you may elect to purchase COBRA coverage at your own expense, and

For purposes of this Agreement, Cause shall mean the occurrence of any one or more of the following:

1.	your willful and repeated failure to comply with the lawful written direction of the CEO, after receiving written notice;

2.	your gross negligence or willful misconduct in the performance of your duties, after receiving written notice;

3.	the conviction of or entry of a plea of nolo contender or guilty to a felony or a crime causing demonstrable material harm to the Company

4.	your engaging in fraudulent, illegal, or unethical conduct or activities which cause damage to the property, business or reputation of the Company;

5.	Intentional damage or destruction to, or theft of, Company property;

6.	Material breach of your confidentiality obligations to the Company, or misrepresentation of material information related to your employment history or educational background;

7.	Your diversion or attempted diversion of company potential or current business to other entities; or

8.	Your possession or use of illegal or unauthorized controlled substances during working hours or in company facilities at any time

     Authorization to Work. The Immigration Reform and Control Act of 1986 requires you, within three business days of hire, to present documentation demonstrating that you have authorization to work in the United States. Acceptable documentation is shown on the enclosed form titled Employment Eligibility Verification (Form I-9). Please bring this form to work along with the appropriate documentation to the new employee orientation on your first day of employment. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please contact our Human Resources department.

     Term of Offer. This offer will remain open until close of business on January 31, 2005. If you decide to accept our offer, and we hope that you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Upon your signature below, this will become our binding agreement with respect to the subject matter of this letter, superseding in their entirety all other or prior agreements by you with the Company as to the specific subjects of this letter, and will be binding upon and inure to the benefit of our respective successors and assigns, and heirs, administrators and executors, will be governed by California law, and may only be amended in writing signed by you and the Company .

     Start Date. This offer is made with the understanding that you will start employment with Immersion on or about February 22, 2005. For purposes of this Agreement, the term “start date” shall mean the day on which you commence employment with the Company.

     Stephen, we are excited and pleased to have you join the Immersion team in this exciting role and we look forward to a mutually beneficial working relationship.

Sincerely,

/s/ Victor Viegas	/s/ Tino Silva

Victor Viegas	Tino Silva
President and CEO	Director of Human Resources

Agreed and Accepted:

/s/ Stephen Ambler	1/27/05

Stephen Ambler	Date

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